                                                            EXHIBIT 3(a)
                CERTIFICATE OF DESIGNATIONS

         SERIES B ESOP CONVERTIBLE PREFERRED STOCK

                           of

                     CABOT CORPORATION

          Pursuant to Section 151 of the General
         Corporation Law of the State of Delaware
         ----------------------------------------


          I, Samuel W. Bodman, Chairman of the Board of the Cabot Corporation ("Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 thereof, DO HEREBY CERTIFY that, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company, as amended, the Board of Directors authorized the series of Preferred Stock hereinafter provided for and established the voting powers thereof and authorized an Executive Committee of the Board of Directors to adopt, and said Committee has adopted, the following resolution creating a series of 200,000 shares of Preferred Stock, $1.00 par value, designated as Series B ESOP Convertible Preferred Stock:

          VOTED: That, pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Restated Certificate of Incorporation, as amended, and pursuant to the authority vested in the

Executive Committee by the Board of Directors a series of Preferred Stock of the Company be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

                Section 1. Designation and Amount; Special Purpose
                -------    ---------------------------------------
Restricted Transfer Issue.
-------------------------

          (A) The shares of this series of Preferred Stock shall be designated as Series B ESOP Convertible Preferred
Stock ("Series B Preferred Stock") and the number of shares constituting such series shall be 200,000.

          (B) Shares of Series B Preferred Stock shall be issued only to a trustee or trustees (or to any successor trustee or trustees) acting on behalf of one or more employee stock ownership plans or other employee benefit plans of the Company (the "Trustee"). Certificates representing shares of Series B Preferred Stock shall be legended to reflect any restrictions on transfer imposed on such shares at the time of issuance. Notwithstanding the foregoing provisions of this paragraph (B) of Section 1, shares of Series B Preferred Stock (i) may be converted into shares of Common Stock as provided by Section 5 hereof and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law and (ii) shall be redeemable by the Company or by the holder upon the terms and conditions provided by Sections 6, 7 and 8 hereof.

             Section 2.   Dividends and Distributions.
             -------      ---------------------------

             (A) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends ("Preferred Dividends") in an amount per share equal to $ 77.50 per share per annum, and no more, payable quarterly, in arrears, one-quarter on the last business day of each calendar quarter (each a "Dividend Payment Date") commencing on December 30, 1988, to holders of record at the start of business on such Dividend Payment Date. Preferred Dividends shall begin to accrue on outstanding shares of Series B Preferred Stock from the date of issuance of such shares of Series B Preferred Stock. Preferred Dividends shall accrue on a daily basis whether or not declared and whether or not the Company shall have earnings or surplus out of which such dividends could be paid at the time, and Preferred Dividends accrued on the shares of Series B Preferred Stock for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 360-day year of 30-day months. Accumulated but unpaid Preferred Dividends shall cumulate as of the Dividend Payment Date on which they first became payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.

          (B) So long as any Series B Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Series B Preferred Stock as to dividends, unless there shall also be or have been declared and paid or set apart for payment on the Series B Preferred Stock like dividends for all dividend payment periods of the Series B Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend payment period on the Series B Preferred Stock and accumulated and unpaid or payable on such parity stock through the dividend payment period on such parity stock ending on such dividend payment date. In the event that full cumulative dividends on the Series B Preferred Stock have not been declared and paid or set apart for payment when due, the Company shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of, any other class of stock or series thereof of the Company ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Company, junior to the Series B Preferred Stock until full cumulative dividends on the Series B Preferred Stock shall have been declared and paid or declared and set aside for payment; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Company, junior to the Series B Preferred Stock, (ii) the purchase of shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Company, junior to the Series B Preferred Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company heretofore or hereafter adopted or (B) in exchange solely for shares of any other stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock, or (iii) any payment made in respect of the purchase or redemption of the Rights, as defined in paragraph (F) of Section 5 hereof, or any rights similar thereto.

               SECTION 3.    VOTING RIGHTS. The holders of
 shares of Series B Preferred Stock shall have the following voting rights:

          (A) The holders of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Company, voting together with the holders of Common Stock (and holders of any other class or series of stock which may similarly be entitled to vote with the shares of Common Stock) as one class. Each share of the Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, rounded down to the nearest vote; it being understood that whenever the "Conversion Price" (as defined in Section 5 hereof) is adjusted as provided in Section 9 hereof, the voting rights of the Series B Preferred Stock shall also be similarly adjusted.

          (B) Except as otherwise required by law or set forth herein, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and holders of any other class or series of stock which may similarly be entitled to vote with the shares of Common Stock) for the taking of any corporate action. Any increase or decrease in the authorized class of Preferred Stock (but not below the number of shares thereof then outstanding) shall not be deemed to alter or change the powers, preferences, or special rights of the shares of Series B Preferred Stock so as to affect them adversely within the meaning of the General Corporation Law of the State of Delaware.

          Section 4.     Liquidation, Dissolution or Winding Up.
                         ---------------------------------------

          (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Company which remain after satisfaction in full of all valid claims of creditors of the Company and which are available for payment to stockholders and subject to the rights of the holders of any stock of the Company ranking senior to or on a parity with the Series B Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series B Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, liquidating distributions in the amount of $1,000 per share, plus an amount equal to all accumulated and unpaid dividends (including dividends declared and set aside) and accrued dividends thereon to the date fixed for distribution, and no more. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the

Series B Preferred Stock and any other stock ranking as to any such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount to which they are entitled as provided by the foregoing provisions of this paragraph 4(A), the holders of shares of Series B Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Company.

          (B) Neither the merger or consolidation of the Company with or into any other corporation or other entity, nor the merger or consolidation of any other corporation or other entity with or into the Company, nor the sale, transfer or lease of all or any portion of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 4, but the holders of Series B Preferred Stock shall nevertheless be entitled in the event of any such merger or consolidation to the rights provided by Section 8 hereof.

          (C) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Series

B Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to the holders of Series B Preferred Stock, at the address shown on the books of the Company or any transfer agent for the Series B Preferred Stock.

          Section 5.    Conversion into Common Stock.
          -------       ----------------------------

          (A) A holder of shares of Series B Preferred Stock shall be entitled, at any time prior to the close of business on the date fixed for redemption of such shares pursuant to
Section 6, 7 or 8 hereof, to cause any or all of such shares to be converted into shares of Common Stock, initially at a conversion rate equal to the ratio of $1,000 to the amount which initially shall be $ 45.73 and which shall be adjusted as hereinafter provided (such amount, as so adjusted, is hereinafter sometimes referred to as the "Conversion Price") (that is, a conversion rate initially equivalent to 21.8675 shares of Common Stock for each share of Series B Preferred Stock so converted but that is subject to adjustment as the Conversion Price is adjusted as hereinafter provided).

          (B) Any holder of shares of Series B Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates representing the shares of Series B Preferred Stock being converted, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Company or the offices of the transfer agent for the Series B Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series B Preferred Stock by the Company or the transfer agent for the Series B Preferred Stock, accompanied by written notice of conversion, on any day which is a business day in the city of Boston, Massachusetts. Such notice of conversion shall specify (i) the number of shares of Series B Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued and for any shares of Series B Preferred Stock not to be so converted to be issued (subject to compliance with applicable legal requirements if any of said certificates are to be issued in a name other than the name of the holder), and (ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

           (C) Upon surrender of a certificate representing a share or shares of Series B Preferred Stock for conversion, the Company shall, as promptly as practicable after such surrender, issue and send by hand delivery (with receipt to be acknowledged) or by first class mail, postage prepaid, to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series B Preferred Stock, only part of which are to be converted, the Company shall issue and deliver to such holder or such holder's designee a new certificate or certificates representing the number of shares of Series B Preferred Stock which shall not have been converted.

          (D) A conversion of shares of Series B Preferred
Stock into shares of Common Stock made at the option of the holder thereof shall be effective as of the close of business on the day on which the Company receives written notice of conversion pursuant to paragraph (B) of this Section 5. On and after the effective day of conversion, the shares of Series B Preferred so converted shall no longer be deemed to be outstanding for any purpose, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock of record on any date prior to such effective date. The Company shall not be obligated to pay any dividends which shall have been declared and shall be payable to holders of shares of Series B Preferred Stock on a Dividend Payment Date if such Dividend Payment Date for such dividend shall be on or subsequent to the effective date of conversion of such shares, unless such declared dividends have been set aside for payment prior to the effective date of conversion of such shares, which dividends shall be paid on the effective date of conversion.

          (E) The Company shall not be obligated to deliver to holders of Series B Preferred Stock any fractional shares of Common Stock issuable upon any conversion of such shares of Series B Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law. Such cash payment shall be in an amount equal to such fraction multiplied by the Fair Market Value per share of the Common Stock (as defined in Section 9 hereof) at the close of business on the day of conversion.

          (F) Prior to the Distribution Date (as defined in Section 3(a) of the Rights Agreement (defined below), if the Company shall issue shares of Common Stock upon conversion of shares of Series B Preferred Stock as contemplated by this Section 5, the Company shall issue together with each such share of Common Stock one right (a "Right", and collectively the "Rights") to purchase Series A Junior Participating Preferred Stock of the Company (or
other securities in lieu thereof) pursuant to the Rights
Agreement dated as of November 14, 1986, and amended and restated as of August 12, 1988, between the Company and The
First National Bank of Boston, as Rights Agent, as such agreement may from time to time be amended (the "Rights Agreement"), or any rights issued to holders of Common Stock of the Company in addition thereto or in replacement therefor.

          (G) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series B Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances. The Company shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration or qualification of the Common Stock (and all requirements to list the Common Stock which are at the time applicable) as shall from time to time be sufficient to effect the conversion of all shares of Series B Preferred Stock then outstanding and convertible into shares of Common Stock.

         Section 6.    Redemption At the Option of the Company.
         -------       ---------------------------------------

         (A) The Series B Preferred Stock shall be redeemable, in whole or in part, at the option of the Company at any time after November 18, 1991, or on or before November 18, 1991 if permitted by paragraph (C) or (D) of this Section 6, at the following redemption prices per share (or, if pursuant to paragraph (C) of this Section 6, at the redemption price set forth therein):

           DURING THE TWELVE-
           MONTH PERIOD                 PRICE PER
           BEGINNING NOVEMBER 19        SHARE
           ---------------------        ---------

                1988 ..........         $1077.50
                1989 ..........         $1069.75
                1990 ..........         $1062.00
                1991 ..........         $1054.25
                1992 ..........         $1046.50
                1993 ..........         $1038.75
                1994 ..........         $1031.00
                1995 ..........         $1023.25
                1996 ..........         $1015.50
                1997 ..........         $1007.75

 and thereafter at $1,000 per share, plus, in each case, an amount equal to all accumulated and unpaid dividends and accrued dividends thereon to the date fixed for redemption.

Payment of the redemption price shall be made by the Company in cash or shares of Common Stock, or a combination thereof, as permitted by paragraph (E) of this Section 6. From and after the close of business on the date fixed for redemption, dividends on shares of Series B Preferred Stock called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding and all rights in respect of such shares of the Company shall cease, except the right to receive the redemption price, provided that shares of Series B Preferred Stock may be converted pursuant to Section 5 hereof at any time prior to the close of business on the date fixed for redemption of such shares pursuant to Sections 6, 7 or 8 hereof. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Company shall either redeem a portion of the shares of each holder determined pro rata based on the number of shares held by each holder or shall select the shares to be redeemed by lot or by any other manner deemed equitable, as may be determined by the Board of Directors of the Company.

          (B) Unless otherwise required by law, notice of redemption with respect to a redemption under this Section 6 (but not Section 7 or 8) will be sent to the holders of Series B Preferred Stock at the address shown on the books of the Company or any transfer agent for the Series B Preferred Stock by first class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the redemption date.

Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price;
(iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price;
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the Conversion Price and number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock at the time. Upon surrender of the certificates for any shares called for redemption pursuant to the provisions of this
Section 6 or the provisions of Sections 7 or 8 hereof, which shares have not previously been converted (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the date fixed for redemption and at the applicable redemption price set forth in this Section 6 or in Sections 7 or 8 hereof.

          (C) In the event (i) of a change in the federal tax law of the United States of America which has the effect of precluding the Company from claiming any of the tax deductions for dividends paid on the Series B Preferred Stock when such dividends are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended and in effect on the date shares of Series B Preferred Stock are initially issued,
(ii) that shares of Series B Preferred Stock are held by an employee benefit plan intended to qualify as an employee stock ownership plan within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, and such plan does not so qualify, or (iii) that the Company, in good faith after consultation with counsel to the Company, determines that the voting provisions contained herein are not in compliance with Rule 19c-4 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Company may, in its sole discretion and notwithstanding anything to the contrary in paragraph (A) of this Section 6, elect to redeem such shares at a redemption price equal to the amount payable in respect of the shares upon liquidation of the Company pursuant to Section 4 hereof (including the amount equal to all accumulated and unpaid dividends and accrued dividends thereon to the date fixed for redemption, as provided by Section 4 hereof).

          (D) Notwithstanding anything to the contrary in paragraph (A) of this Section 6, the Company may, in its sole discretion, elect to redeem any or all of the shares of

Series B Preferred Stock at any time on or prior to November 18, 1991 on the terms and conditions set forth in paragraphs
(A) and (B) of this Section 6, if the last reported sales price, regular way, of a share of Common Stock, as reported on the New York Stock Exchange Composite Tape or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if the Common Stock is not quoted on such National Market System, the average of the closing bid and asked prices in over-the-counter market as reported by NASDAQ, for at least twenty
(20) trading days within a period of thirty (30) consecutive trading days ending within five (5) days of the notice of redemption, equals or exceeds one hundred forty percent (140%) of the Conversion Price (giving effect equitably in making such calculation to any adjustments required by
Section 9 hereof).

            (E) The Company, at its option, may make payment of the redemption price required upon redemption of shares of Series B Preferred Stock in cash or in shares of Common Stock (or fractional shares thereof), or in a combination of such shares and cash, any such shares to be valued for such purpose at their Fair Market Value (as defined in paragraph G of Section 9 hereof, provided, however, that in calculating their Fair Market Value the Adjustment Period shall be deemed to be the five (5) consecutive trading days preceding, and including, the date of redemption), except that any payment required to be made under paragraph (C) of Section 8 shall be made in cash.

          Section 7.    Other Redemption Rights.
          -------       -----------------------

          (A) Shares of Series B Preferred Stock shall be redeemed by the Company for cash or, if the Company so elects, in shares of Common Stock (or fractional shares thereof), or a combination of such shares and cash, any such shares of Common Stock to be valued for such purpose at their Fair Market Value (as defined in paragraph (G) of Section 9 hereof, provided, however, that in calculating their Fair Market Value the Adjustment Period shall be deemed to be the five (5) consecutive trading days preceding, and including, the date of redemption), at the redemption prices per share set forth in paragraph (B) of this Section 7, at the option of the holder, at any time and from time to time upon notice to the Company given not less than five (5) business days prior to the date fixed by the holder in such notice for such redemption, when and to the extent necessary (i) for such holder to provide for distributions required to be made under, or to satisfy an investment election provided to participants in accordance with, the Cabot Corporation Employee Stock Ownership Plan and Trust Agreement, dated as of November 16, 1988, as the same may be amended or any successor plan (the "Plan"), or (ii) for such holder to make payment of principal, interest or premium due and payable (whether as scheduled or upon acceleration) (a) on the $75,000,000 aggregate principal amount of ESOP Notes Due December 31, 2013 of the trust under the Plan (but only if to remedy or prevent a default under such ESOP Notes or related loan documentation, in each case as amended), or (b) on any other indebtedness incurred by the holder for the benefit of the Plan (but only if to remedy or prevent a default thereunder).

          (B) For the purposes of clause (i) of paragraph (A) of this Section 7, the redemption price of a share of Series B Preferred Stock shall be an amount equal to the Fair Market Value (as defined in paragraph G of Section 9 hereof) of such share of Series B Preferred Stock. For the purposes of clause
(ii) of paragraph (A) of this Section 7, the redemption price of a share of Series B Preferred Stock shall be equal to the amount payable in respect of such share upon liquidation of the Company pursuant to Section 4 hereof (including the amount equal to all accumulated and unpaid dividends and accrued dividends thereon to the date fixed for redemption as provided by Section 4 hereof).

        Section 8.   Consolidation, Merger, etc.
        -------      --------------------------

        (A) In the event that the Company shall consummate any consolidation or merger or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting company (including the Company) that constitutes "qualifying employer securities" with respect to a holder of Series B Preferred Stock within the meaning of
Section 409(e) of the Internal Revenue Code of 1986, as amended, and Section 407(c)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, the shares of Series B Preferred Stock of such holder shall be assumed by and shall become preferred stock of such successor or resulting company, having in respect of such company insofar as possible the same powers, preferences and relative, participating, optional or other special rights (including the redemption rights provided by Sections 6, 7 and 8 hereof), and the qualifications, limitations or restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction, except that after such transaction each share of the Series B Preferred Stock shall be convertible, otherwise on the terms and conditions provided by Section 5 hereof, into the qualifying employer securities so receivable by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property (other than such qualifying employer securities and a cash payment, if applicable, in lieu of fractional shares) receivable upon such transaction (provided that, if the kind or amount of qualifying employer securities receivable upon such transaction is not the same for each non-electing share, then the kind and amount of qualifying employer securities receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares). The rights of the Series B Preferred Stock as preferred stock of such successor or resulting company shall successively be subject to adjustments pursuant to Section 9 hereof after any such transaction as nearly equivalent as practicable to the adjustments provided for by such section prior to such transaction. The Company shall not consummate any such merger, consolidation or similar transaction unless all then outstanding shares of the Series B Preferred Stock shall be assumed and authorized by the successor or resulting company as aforesaid.

         (B) In the event that the Company shall consummate any consolidation or merger or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of qualifying employer securities (as referred to in paragraph
(A) of this Section 8) and cash payments, if applicable, in lieu of fractional shares, each outstanding share of Series B Preferred Stock shall, without any action on the part of the Company or any holder thereof (but subject to paragraph (C) of this Section 8), be deemed converted by virtue of such merger, consolidation or similar transaction immediately prior to such consummation into the number of shares of Common Stock into which such share of Series B Preferred Stock could have been converted at such time and each share of Series B Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the number of shares of Common Stock into which such share of Series B

Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election as to the kind or amount of stock, securities, cash or other property receivable upon such transaction (provided that, if the kind or amount of stock, securities, cash or other property receivable upon such transaction is not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares).

          (C) In the event the Company shall enter into any agreement providing for any consolidation or merger or similar transaction described in paragraph (B) of this
Section 8, then the Company shall as soon as practicable thereafter (and in any event at least ten (10) business days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Series B Preferred Stock and each such holder shall have the right to elect, by written notice to the Company, to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Company or the successor of the Company, in lieu of what would otherwise be the result under paragraph (B) of this Section 8 (and in redemption and retirement of such share of Series B Preferred

Stock, but without any premium), a cash payment equal to the amount payable in respect of such share of Series B Preferred Stock upon liquidation of the Company pursuant to Section 4 hereof, (including an amount equal to all accumulated and unpaid dividends and accrued dividends thereon to the date fixed for redemption as provided by Section 4 hereof). No such notice of redemption shall be effective unless given to the Company prior to the close of business on the fifth business day prior to consummation of such transaction, unless the Company or the successor of the Company shall waive such prior notice, but any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Company prior to the close of business on the fifth business day prior to consummation of such transaction.

          Section 9.    Anti-dilution Adjustments.
          -------       -------------------------

          (A) In the event the Company shall, at any time or from time to time while any of the shares of Series B Preferred Stock are outstanding, (i) pay a dividend or make a distribution in respect of the Common Stock, to the extent that such dividend or distribution consists of shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the

Company (excluding a recapitalization effected by a merger or consolidation to which Section 8 hereof applies) or otherwise, the Conversion Price in effect immediately prior to such action shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this paragraph 9(A) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

          (B) In the event that the Company shall, at any time or from time to time while any of the shares of Series B Preferred Stock are outstanding, issue to holders of shares of Common Stock as a dividend or distribution, including by way of a reclassification of shares or a recapitalization of the Company, rights or warrants to purchase shares of Common Stock (but not including as such rights or warrants the Rights (as defined in Section 5 hereof) or any securities convertible into or exchangeable for shares of Common Stock) at a purchase price per share less than the Fair Market Value

(as hereinafter defined) of a share of Common Stock on the date of issuance of such rights or warrants, to the extent that such dividend or distribution consists of such rights or warrants, then, subject to the provisions of paragraphs (E) and (F) of this Section 9, the Conversion Price shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased at the Fair Market Value of a share of Common Stock at the time of such issuance for the maximum aggregate consideration payable upon exercise in full of all such rights or warrants and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock that could be acquired upon the exercise in full of all such rights and warrants.

         (C) In the event the Company shall, at any time or from time to time while any of the shares of Series B Preferred Stock are outstanding, make an Extraordinary Distribution (as hereinafter defined) in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Company (excluding a recapitalization or reclassification effected by a merger or consolidation to which Section 8 hereof applies) or effect a Pro Rata Repurchase (as hereinafter defined) of Common Stock where the aggregate amount paid in the Extraordinary Distribution or the aggregate premium paid in the Pro Rata Repurchase over the Fair Market Value of the shares of Common Stock repurchased (as determined on the expiration date (including all extensions thereof) of the applicable tender offer or exchange offer), either alone or when combined with aggregate amounts or premiums paid in respect of any other Extraordinary Distributions or Pro Rata Repurchases effected within the preceding twelve-month period (which other Extraordinary Distributions or Pro Rata Repurchases have not been previously taken into account for the purpose of adjusting the Conversion Price pursuant to this paragraph (C) of Section 9) exceeds twelve and one-half percent (12 - 1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the record date in respect of such Extraordinary Distribution or on the expiration date (including all extensions thereof) of the applicable tender offer or exchange offer in respect of such Pro Rata Repurchase, as the case may be, the Conversion Price in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall, subject to paragraphs (E) and (F) of this Section 9, be adjusted by multiplying such Conversion Price by the fraction the numerator of which is (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the record date with respect to an Extraordinary Distribution, or on the expiration date (including all extensions thereof) of the applicable tender offer or exchange offer with respect to a Pro Rata Repurchase minus
(ii) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be, and the denominator of which shall be the product of (A) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Company multiplied by (B) the Fair Market Value of a share of Common Stock on the record date with respect to an Extraordinary Distribution or on the expiration date (including all extensions thereof) of the applicable tender offer or exchange offer. The Company shall send each holder of Series B Preferred Stock (i) notice of its intent to make any Extraordinary Distribution and (ii) notice of any offer by the Company to make a Pro Rata Repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such Extraordinary Distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Company pursuant to such offer, as well as the Conversion Price and the number of shares of Common Stock into which a share of Series B Preferred Stock may be converted at such time.

          (D) In the event the Company shall, at any time or from time to time while any of the shares of Series B Preferred Stock are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to any employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, of the Company or any subsidiary of the Company heretofore or hereafter adopted) for a consideration having a Fair Market Value on the date of such issuance, sale or exchange of fifty percent (50%) or less of the Fair Market Value of such shares on the date of such issuance, sale or exchange, then, subject to the provisions of paragraphs (E) and (F) of this Section 9, the Conversion Price shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Company in respect of such issuance, sale or exchange of shares of Common Stock, and the denominator of which shall be the product of (i) the Fair Market Value of a share of Common Stock on the day immediately preceding such issuance, sale or exchange multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Company.

          (E) Notwithstanding any other provisions of this
Section 9, the Company shall not be required to make immediately any adjustment of the Conversion Price unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price. Any lesser adjustment shall be carried forward and shall be made no later than the earlier of (i) three years after the event which gives rise to such adjustment and (ii) the time of the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the Conversion Price.

          (F) If the Company shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security convertible into or exchangeable for capital stock of the Company or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Conversion Price pursuant to the foregoing provisions of this
Section 9, the Board of Directors of the Company may consider, but shall be under no legal obligation to consider, whether such action is of such a nature that an adjustment to the Conversion Price should equitably be made in respect of such transaction. If in such case the Board of Directors of the Company determines that an adjustment to the Conversion Price should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors of the Company. The determination of the Board of Directors of the Company as to whether an adjustment to the Conversion Price should be made pursuant to the foregoing provisions of this paragraph 9(F), and, if so, as to what adjustment should be made and when, shall be final and binding on the Company and all stockholders of the Company. Without limiting the foregoing, the Company shall be entitled to make such additional adjustments in the Conversion Price, in addition to those required by the foregoing provisions of this Section 9, as shall be necessary in order that any dividend or distribution in shares of capital stock of the Company, subdivision, reclassification or combination of shares of stock of the Company or any recapitalization of the Company or other event shall not be taxable to holders of the Common Stock.

          (G) For purposes of this Resolution, the following definitions shall apply:

          "Extraordinary Distribution" shall mean any dividend or other distribution (i) of cash, including for this purpose regular quarterly cash dividends declared and paid by the Company, and (ii) of any shares of capital stock of the Company (other than shares of Common Stock referred to in clause (i) of paragraph (A) of this Section 9), other securities of the Company (other than rights or warrants of the type referred to in paragraph (B) of this Section 9), evidence of indebtedness of the Company or any other person or any other property (including shares of any subsidiary of the Company), or any combination thereof, each as valued at Fair Market Value.

          "Fair Market Value" shall mean (a) as to cash, the amount of cash, and (b) as to shares of Common Stock or any other class of capital stock or securities of the Company or any other issuer which are publicly traded, the average of the Current Market Prices (as hereinafter defined) of such shares or securities for each day of the Adjustment Period (as hereinafter defined). "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Company or any other issuer for a day shall mean the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors of the Company or a committee thereof on each trading day during the Adjustment Period. "Adjustment Period" shall mean the period of five
(5) consecutive trading days, selected by the Board of Directors of the Company or a committee thereof, during the 20 trading days preceding, and including, the date as of which the Fair Market Value of a security is to be determined. The "Fair Market Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the Company or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors of the Company or such committee.

          "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Company or any subsidiary thereof, whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other person or any other property (including shares of a subsidiary of the Company), or any combination thereof, pursuant to any tender offer or exchange offer subject to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision of law.

          (H) Whenever an adjustment to the Conversion Price and the related voting rights of the Series B Preferred Stock is required pursuant to this Resolution, the Company shall forthwith place on file with the transfer agent for the Common Stock and the Series B Preferred Stock if there be one, and with the Secretary of the Company, a statement signed by two officers of the Company stating the adjusted Conversion Price determined as provided herein and the resulting conversion ratio, and the voting rights (as appropriately adjusted), of the Series B Preferred Stock. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment, including any determination of Fair Market Value involved in such computation. Promptly after each adjustment to the Conversion Price and the related voting rights of the Series B Preferred Stock, the Company shall mail a notice thereof and of the then prevailing conversion ratio to each holder of shares of Series B Preferred Stock.

          Section 10.   Ranking; Retirement of Shares.
          -------       -----------------------------

          (A) The Series B Preferred Stock shall rank senior to the Series A Junior Participating Preferred Stock and the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding-up of the Company, and, unless otherwise provided in the Restated Certificate of Incorporation of the Company, as amended, or a Certificate of Designations relating to a subsequent series of Preferred Stock, $1.00 par value, of the Company, the Series B Preferred Stock shall rank junior to all other series of the Company's Preferred Stock, $1.00 par value, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up.

        (B) Any shares of Series B Preferred Stock acquired by the Company by reason of the conversion or redemption of such shares as provided by this Resolution, or otherwise so acquired, shall be retired as shares of Series B Preferred Stock and restored to the status of authorized but unissued shares of Preferred Stock, $1.00 par value, of the Company, undesignated as to series, and may thereafter be reissued as part of a new series of such Preferred Stock as permitted by law.

          Section 11.    Miscellaneous.
          ----------     -------------

          (A) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) business days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Resolution) with postage prepaid, addressed: (i) if to the Company, to its office at 950 Winter Street, Waltham, Massachusetts 02254 or to the transfer agent for the Series B Preferred Stock, or other agent of the Company designated as permitted by this Resolution, or (ii) if to any holder of the Series B Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Company (which may include the records of any transfer agent for the Series B Preferred Stock or Common Stock, as the case may be) or (iii) to such other address as the Company or any such holder, as the case may be, shall have designated by notice similarly given.

          (B) The term "Common Stock" as used in this Resolution means the Company's Common Stock of $1.00 par value, as the same exists at the date of filing of a Certificate of Designations relating to Series B Preferred Stock or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that, at any time as a result of an adjustment made pursuant to
Section 9 of this Resolution, the holder of any share of Series B Preferred Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Company other than shares of Common Stock, the Conversion Price in respect of such other shares or securities so receivable upon conversion of shares of Series B Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Section 9 hereof, and the provisions of Sections

1 through 8 and 10 and 11 of this Resolution with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.

           (C) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

          (D) In the event that a holder of shares of Series B Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Series B Preferred Stock should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Company shall be entitled to register such shares, and make such payment, in the name of the holder of such Series B Preferred Stock as shown on the records of the Company and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Company.

          (E) Unless otherwise provided in the Restated Certificate of Incorporation, as amended, of the Company, all payments in the form of dividends, distributions on voluntary or involuntary dissolution, liquidation or winding-up or otherwise made upon the shares of Series B Preferred Stock and any other stock ranking on a parity with the Series B Preferred Stock with respect to such dividends or distributions shall be made pro rata, so that amounts paid per share on the Series B Preferred Stock and such other stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the shares of the

Series B Preferred Stock and such other stock bear to each other.

          (F) The Company may appoint, and from time to time discharge and change, a transfer agent for the Series B Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Company shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series B Preferred Stock.

          IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Designations and do affirm the foregoing as true under the penalties of perjury this 17th day of November, 1988.


                                /s/ Samuel W. Bodman
                                ----------------------
                                Samuel W. Bodman
                                Chairman of the Board

ATTEST:

/s/ Charles Gerlinger
------------------------
Charles Gerlinger
Secretary